Exhibit 10.01f

MONRO MUFFLER BRAKE, INC.

2007 STOCK INCENTIVE PLAN

AMENDMENT No. 6

WHEREAS, the Compensation Committee (the “Committee”) adopted a policy on July 3, 2010 with respect to the 2007 Stock Incentive Plan (the “Plan”), prohibiting both (i) the repricing of any awards except in limited circumstances involving corporate transactions, and (ii) the issuance and payment of dividends in connection with full value performance-based awards and the granting of voting rights to the recipients of such awards (collectively, the “Policy”), and the Policy was ratified by the Board on August 9, 2010; and

WHEREAS, the Board believes that amending the Plan to incorporate the terms of the Policy is in the best interests of the Company and its stockholders; and

WHEREAS, pursuant to Article 11 of the Plan, the Board may amend the Plan provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company’s stockholders; and

WHEREAS, the Board believes that the amendment does not require approval of the Company’s stockholders because the amendment will not (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan;

NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Board under Article 11 of the Plan, the Plan is hereby amended, effective June 26, 2013, to provide as follows:

1.	Section 3.2 of the Plan is hereby amended to add the following at the end thereof:

“Notwithstanding the foregoing, and except as otherwise provided by Article 10 hereof, neither the Board nor the Committee may amend the terms of outstanding Options to reduce the exercise price of such outstanding Options or to cancel such outstanding Options in exchange for cash or other Options with an exercise price that is less than the exercise price of the original Options, or take any other action with respect to Awards that would be treated as a repricing under the NASDAQ rules, regulations or listing standards, without stockholder approval.”

2.	The Plan is hereby amended to include a new Section 6.6, which shall provide in its entirety as follows:

“6.6 Limitation on Certain Terms. Notwithstanding any other provision of this Article 6, no Restricted Stock Award granted under the Plan may provide the recipient of any such Award with the rights of a stockholder, including the right to vote the underlying shares of Common Stock or the right to receive any distributions made with respect to such shares of Common Stock as to which the restrictions have not yet lapsed, and any written agreement evidencing any such Award shall incorporate the limitations and restrictions; provided, however, a Restricted Stock Award that vests based on the satisfaction of specified performance goals may accrue dividend over the applicable performance period, and pay such dividends after the end of the applicable performance period to the extent that the performance goals have been satisfied.”

3.	The Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.

IN WITNESS WHEREOF, the Board has caused this Amendment No. 6 to be executed, to be effective as of June 26, 2013.